EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement ("Agreement") is made as of the 9th day of June, 1998, by and between Programmer's Paradise, Inc., a Delaware corporation having its principal place of business at 1163 Shrewsbury Avenue, Shrewsbury, New Jersey (the "Company") and John Broderick, a resident of Brielle, New Jersey ("Executive").

     WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company, and the Board of Directors of the Company (the "Board of Directors") has determined that it is in the best interests of the Company and its shareholders to formalize the employment relationship pursuant to this Agreement; and

     WHEREAS, the Board of Directors has further determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and focus of Executive throughout any changes the Company may make, and to make certain provisions therefor to assure continued stability to both the Company and Executive.

     NOW, THEREFORE, in consideration of the mutual premises contained herein, the Company and the Executive mutually agree as follows:

1. Employment. The Company agrees to continue Executive's employment and Executive agrees to serve the Company faithfully, diligently and to the best of his ability as Senior Vice President and Chief Financial OFFICER, pursuant to the primary responsibilities and goals set forth in the position description attached to this Agreement as Exhibit A. Executive agrees to assume other roles and responsibilities as mutually agreed to from time to time in writing by the Company and Executive. Executive agrees to devote his full business time, energy, attention and skill to such employment and agrees not to, directly or indirectly, engage or participate in, or become employed by, or become a director, officer, or partner of, or provide services for compensation to or in connection with, any business activity other than that of the Company, except as may be specifically permitted in writing by the President of the Company.

2. Employment At-Will. Executive's employment with the Company (the "Employment Period") is at-will; the Company may terminate Executive's employment at any time and for any reason, with other terms and provisions of termination to be in accordance with this Agreement.

3. Salary. During the Employment Period, the Company will pay Executive a base salary of $12,917 per month, payable twice a month in accordance with the regular payroll practices of the Company, and subject to any increases as may be determined by the Board of Directors.


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4.   Bonus Plan. During the Employment  Period,  Executive will be a participant in the Company management bonus program which will be funded and paid at the discretion of the Board of Directors upon the Company and management employees meeting such goals, including net income goals, as are set forth by the Compensation Committee of the Board of Directors, and Executive will also be entitled to receive such other bonuses in such amounts and on such terms as may be determined by the Board of Directors.

5. Stock Options. Executive has been previously granted stock options for shares of common stock of the Company, all of which shall continue according to their terms. Nothing in this Agreement shall be construed to affect such stock option grants in any way, and nothing in this Agreement shall be construed to impose any obligation upon the Company with respect to Company stock or options therefor.

6. Benefit Plans. During the Employment Period, Executive will be entitled to participate in the Company's benefit plans and programs applicable generally to other employees or executives similarly situated with the Company, including medical and health care plans, life insurance, disability and a 401(k) plan, consistent with the terms of such plans and programs.

7. Vacation. Executive shall be entitled to four (4) weeks annual vacation, to be accrued and taken in accordance with the vacation policy of the Company for similarly situated employees or executives.

8. Expenses. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executive's duties for the Company, upon Executive's presentation to the Company of expense statements, vouchers or other supporting information, in accordance with Company practices.

9. Confidentiality and Non-Competition. Executive has previously executed an agreement entitled "Conditions of Employment," a copy of which is attached hereto as Exhibit B, which contains express provisions regarding confidentiality and non-competition (the "Confidentiality Agreement"). As further consideration for this Agreement, and as a further inducement to the Company to enter into this Agreement, Executive and the Company hereby acknowledge and reaffirm the Confidentiality Agreement, and agree that the Confidentiality Agreement and all terms, provisions and conditions of the Confidentiality Agreement shall continue in full force and effect according to their terms.

10. Termination of Employment. Executive's employment shall terminate (a) upon the discretion of the Company on not less than thirty (30) days prior written notice, unless the Company terminates Executive for Cause, as defined in Paragraph 11; (b) upon the death or permanent disability of Executive; or (c) upon not less than sixty (60) days prior written notice to the Company by Executive.

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     a.   General Severance. If Executive's employment is terminated solely upon the discretion of the Company pursuant to (a), for any reason other than for Cause, as defined in Paragraph 11, and except as provided in Paragraph 12 in the event of a Change of Control, Executive will be entitled to all amounts payable through the date of termination, including pro-rated salary and accrued vacation earned but not yet paid and any earned but unpaid bonus, the availability and pro rate calculation of which shall be as determinated at the discretion of the Board of Directors, plus severance according to the following formula:

          (i)    A base severance of twelve (12) months.

          (ii) Executive also shall be entitled to continue his participation in the Company's group medical plan and other benefit plans of the Company, provided that, to the extent that, and as long as continued participation is permitted under the terms and provisions of such plans, until either the end of the total severance term per 10.a.(i) above or until Executive becomes eligible to participate in another employer's group medical, insurance and retirement plan benefits, whichever is sooner.

          (iii) All severance payments will be made prospectively on usual Company paydays twice monthly at usual salary rates until the entire severance is paid or until alternative employment is achieved, whichever is sooner. During this severance period, Executive agrees to pursue aggressively alternative full-time employment opportunities.

     b. Death or Voluntary Resignation. In the event of Executive's death during the Employment Period, or Executive's voluntary resignation, Executive or Executive's legal representative(s) will be entitled to all amounts payable through the last date of employment, including pro-rated salary earned but not yet paid and any earned bu unpaid bonus, the availability and pro rate calculation of which shall be as determined at the discretion of the Board of Directors.

11. Termination for "Cause." "Cause" shall mean the willful neglect of Executive's duties which remains uncured for thirty (30) days after Executive receives written notice thereof; Executive's conviction of a felony involving moral turpitude; or any act of fraud or embezzlement by Executive involving the Company. The Company may terminate Executive's employment for Cause at any time, without prior written notice. If the Company terminates Executive's employment for Cause, it shall have no further obligations to Executive under this Agreement.

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12.  Change of Control.  Notwithstanding  any provision in this Agreement to the contrary, in the event that (a) any person or entity makes a tender or exchange offer for shares of the Company's common stock pursuant to which such person or entity acquires 25% or more of the issued and outstanding shares of the Company's common stock, (b) the Company merges or consolidates with or into another corporation or corporations, (c) the Company sells, transfers or otherwise disposes of all or substantially all of its assets, or (d) any person or entity acquires more than 25% of the Company's issued and outstanding voting securities (any of which events shall constitute a "Change of Control" under this Agreement), and employment is terminated thereafter, Executive shall receive pro-rated salary earned but not yet paid and any earned but unpaid bonus, the availability and pro rata calculation of which shall be as determined at the discretion of the Board of Directors, plus severance according to the following:

     a. If during the first six months following Change of Control, Executive's employment is terminated solely upon the discretion of the Company pursuant to any reason other than for Cause, Executive will be entitled to all amounts payable through the date of termination, including pro-rated salary earned but not yet paid, accrued vacation, and any earned but unpaid bonus plus a lump sum payment equal to twelve months of severance plus benefits coverage per paragraph 10.(ii) above.

     b. If Executive elects, for any reason, to terminate employment with the Company within the first six (6) months upon Change of Control and on at least thirty (30) days prior written notice, a total severance of six (6) months base salary will be due.

     c. If Executive elects, for any reason, to terminate employment with the Company or its successor at any time no earlier than six (6) months and no later than twelve (12) months after a Change of Control upon at least sixty (60) days prior written notice, a total severance of nine
          (9) months base salary will be due. Severance payments will be made prospectively on usual Company paydays twice monthly at usual salary rates until the entire severance is paid or until alternative employment is achieved, whichever is sooner. During any severance period, Executive agrees to pursue aggressively alternative full-time employment opportunities. Executive also shall be entitled to continue his participation in the Company's group medical plan and other benefit plans of the Company during the above severance periods, provided that, to the extent that, and as long as continued participation is permitted under the terms and provisions of such plans, until Executive becomes eligible to participate in another employer's group medical, insurance and retirement plan benefits, whichever is sooner.

     d. If the Company or its successor terminates Executive's employment for Cause pursuant to Paragraph 11 of this Agreement, there shall be no further obligations to Executive under this Agreement.

13. Binding Effect; Successors. This Agreement is binding upon and shall inure to the

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benefit   of  the   parties   hereto,   and  their   respective   heirs,   legal
representatives, successors and assigns, subject to the following:

     a. This Agreement is personal to Executive and shall not be assigned by him.

     b. The Company will require any successor in a Change of Control to assume expressly and agree to perform this Agreement.

14. Notice. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to Executive's respective address and the principal offices of the Company, both listed above. By giving notice to the other party in accordance with this Paragraph, each party may change the address at which it is to receive notices hereunder.

15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

16. Arbitration. Except for any rights the Company may have to apply to a court of competent jurisdiction for specific performance or injunctive relief, including but not limited to enforcement of the Confidentiality Agreement, any other dispute arising or relating to the interpretation, validity, or performance of this Agreement and any other dispute arising out of this Agreement which cannot be resolved by the parties shall, upon thirty (30) days' written notice by either party, be settled upon application of any such party by arbitration in the County of Monmouth, New Jersey, or in reasonably close proximity thereto, in accordance with the prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA), and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The arbitration filing fee shall be advanced by the initiating party and all other AAA administrative fees under this Paragraph shall be shared equally by the parties to such a dispute, subject to apportionment by the arbitrator in the award.

17. Independent Advice. Executive acknowledges that Executive has had the opportunity to evaluate this Agreement independently and with Executive's own professional advisors, and has not received and is not relying upon legal, tax or other professional advice from or on behalf of the Company in connection with entering into this Agreement.

18.  Paragraph  Headings.   All  paragraph  headings  are  included  herein  for
convenience and are not intended to affect in any way the meaning or interpretation of this Agreement.

19. Severability. In the event any provision of this Agreement is found to be invalid or unenforceable, such provision shall be severable from the Agreement and shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties as to employment by the Company of Executive and may only be changed by a written document

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

signed by both parties. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

21. Prior Agreements. This Agreement hereby revokes, replaces and supersedes any prior Employment Agreement between the Company and Executive.
     In witness whereof, the parties have executed this Agreement, the Company acting herein by its duly authorized officer.

                                     PROGRAMMER'S PARADISE, INC.

                                     BY:
                                        ---------------------------------
                                          Roger Paradis
                                          President

                                     JOHN BRODERICK

                                        ---------------------------------
                                          John Broderick

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